UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Elevate Credit, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On November 16, 2022, Elevate Credit, Inc. made the following letter available to employees in connection with the merger with PCAM Acquisition Corp. and PCAM Merger Sub Corp.:

Team –

Moments ago, we announced that Elevate has entered into a definitive agreement to be acquired by Park Cities Asset Management, LLC, a Dallas based alternative investment firm focused on providing flexible debt solutions. Under the terms of the agreement, Park Cities will acquire all outstanding shares of Elevate common stock for $1.87 per share in an all-cash transaction valued at $67 million. The announcement can be viewed here: [Link].

Park Cities chose to acquire Elevate due to our innovative product offering and the potential of our platform, which are unmatched in the non-prime marketplace. Their leadership team sees great value and potential in our business. Park Cities has long been familiar with Elevate and currently provides corporate debt and sponsors the Today Card debt facility.

While this is exciting, I understand that this announcement also begs many questions about what this new trajectory means for us personally. I do not have all the answers yet, but I will keep you updated as the process unfolds. In the interim, we will proceed with business as usual. Until closing, we will continue to operate as a public company and focus on achieving the key metrics discussed in recent meetings

As we have discussed, the current market conditions present a challenging backdrop for our organization and so many others in the consumer finance industry. As credit and demand remain uncertain, the opportunity to partner with Park Cities allows us to protect our legacy and the value that we bring to customers. The premium offered over our current share price reflects a belief in what we have created and what we will become together.

Please be on the lookout for a Huddle invite for tomorrow morning at 11:30am ct. While we do not have many more answers beyond what is provided here or in the press release, it is important for us to come together as a team.

The transaction, which was approved by the Elevate Board of Directors, is expected to close in Q1 of 2023, subject to customary closing conditions, including approval by Elevate shareholders and receipt of regulatory approval.

Upon completion of the transaction, Elevate’s shares will no longer trade on the New York Stock Exchange and Elevate will become a private company. The company will continue to operate under the Elevate name and product brands.

Combining Park Cities and Elevate makes sense on many fronts. It ensures that our work and care for non-prime consumers will continue. Park Cities brings decades of experience in consumer and commercial lending, extensive corporate finance acumen and significant operating experience that will allow Elevate to reinvest in the long-term growth of the business on a timeline and under terms that best suit our business.

During this period, it is critical to reinforce our policies about speaking to the media or otherwise communicating company information. Any and all such communications should be referred to communications@elevate.com.

I am extremely grateful to each of you for your commitment to non-prime consumers and our mission at Elevate. Let’s keep up the tremendous progress and focus we’ve made with all our recent initiatives.

Keep up the good work. Good today, Better tomorrow.

Jason

Additional Information about the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Elevate and Park Cities. A meeting of the stockholders of Elevate will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Elevate expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of Elevate and will contain important information about the proposed Merger and related matters. STOCKHOLDERS OF ELEVATE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELEVATE AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Elevate with the SEC at the SEC’s website at www.sec.gov.

Elevate and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Elevate’s stockholders in connection with the proposed transaction will be set forth in Elevate’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Elevate’s stockholders. You may also find additional information about Elevate’s directors and executive officers in Elevate’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2022, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements concerning Elevate and the proposed transaction between Elevate and Park Cities. All statements other than statements of fact, including information concerning future results, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Such forward-looking statements include, but are not limited to, the inability to obtain required regulatory approvals or satisfy other conditions to the closing of the proposed transaction; unexpected costs, liabilities or delays in connection with the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction; the significant transaction costs associated with the proposed transaction and other risks that may imperil the consummation of the proposed transaction, which may result in the transaction not being consummated within the expected time period or at all; negative effects of the announcement, pendency or consummation of the transaction on the market price of Elevate’s common stock or operating results, including as a result of changes in key customer, supplier, employee or other business relationships; the risk of litigation or regulatory actions; the inability of Elevate to retain and hire key personnel; and the risk that certain contractual restrictions contained in the business combination agreement during the pendency of the proposed transaction could adversely affect Elevate’s ability to pursue business opportunities or strategic transactions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Given these risks and uncertainties, persons reading this communication are cautioned not to place undue reliance on such forward-looking statements. Elevate assumes no obligation to update or revise the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.